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                    June 12, 2024

       Matthew Galvanoni
       Chief Financial Officer
       Pilgrim   s Pride Corporation
       1770 Promontory Circle
       Greeley, CO 80634-9038

                                                        Re: Pilgrim   s Pride
Corporation
                                                            Annual Report on
Form 10-K for the Year Ended December 31, 2023
                                                            Filed February 27,
2024
                                                            File No. 001-09273

       Dear Matthew Galvanoni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Jeffrey Sherman